ITEM #77C
A Special Meeting ("Meeting") of Shareholders of the
Destra Dividend Total Return Fund was held on November
6, 2014. The Meeting was held for the following purpose:

To elect four (4) trustees to the Board
of Trustees of the Destra Dividend Total
Return Fund. The results of the voting
on the above matters were as follows:

Votes
Director Proposal          Votes For              Withheld
John S. Emrich              1,605,345              10,021
Michael S. Erickson         1,605,345              10,021
James Bernard Glavin        1,605,345              10,021
Nicholas Dalmaso            1,605,345              10,021

To approve a new Investment Management Agreement
                                                      Shares Voted
For                                            1,169,489
Against                                            6,453
Abstain                                            2,468
Broker Non-Vote                                  436,956

To approve a new Investment Sub-Advisory Agreement
                                                      Shares Voted
For                                            1,160,078
Against                                            6,453
Abstain                                           11,879
Broker Non-Vote                                  436,956